Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES’ SALES INCREASED 10% IN FISCAL 2012

- OPERATING MARGIN ROSE 120 BASIS POINTS -

- EARNINGS PER SHARE CLIMBED 23% TO $2.27 -

- Before Restructuring Activities -

New York, NY, August 14, 2012 - The Estée Lauder Companies Inc. (NYSE: EL) today reported a strong financial performance for its fourth quarter and fiscal year ended June 30, 2012.  For the year, the Company had net sales of $9.71 billion, a 10% increase compared with $8.81 billion reported in the prior year.  Excluding the impact of foreign currency translation, net sales also increased 10% from a year ago.  The Company reported a 110 basis point increase in operating margin and net earnings for the year rose 22% to $856.9 million, compared with $700.8 million last year.  Diluted net earnings per common share rose 24% to $2.16, compared with $1.74 reported in the prior year.  All mention of net earnings in the body of this release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2012 full year results included returns and charges associated with restructuring activities of $63.2 million ($44.1 million after tax), equal to $.11 per diluted common share.  The fiscal 2011 full year results included returns and charges associated with restructuring activities of $59.4 million ($41.7 million after tax), equal to $.10 per diluted common share.

Excluding these returns and charges in fiscal 2012 and 2011, net sales for the year ended June 30, 2012 increased 10% to $9.72 billion and net earnings rose 21% to $901.0 million.  Diluted net earnings per common share rose 23% to $2.27 versus a comparable $1.85 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “A very strong fourth quarter, in which we generated double-digit growth in sales, excluding currency, and earnings per share, was driven largely by continued momentum in the U.S. and strong growth in China and travel retail. This performance capped another record year for our Company.  In fiscal 2012, we grew sales, net earnings and earnings per share by double digits.  Our sales grew at twice the rate of worldwide prestige beauty, owing to the success of our highly innovative products, marketing prowess and personalized services.  Despite pockets of economic uncertainty around the globe, our sales growth was broad-based, with strong gains in every geographic region and product category and many distribution channels.  Financial discipline throughout our Company enabled us to bring much of our sales growth to the bottom line.  Our operating margin increased 120 basis points to a record 14.2% — exceeding our original forecast — and operating cash flow reached an all-time high of $1.1 billion.  These superb results reflect the success of our focused growth strategy and effective business model.

“Our strategy is working, we believe it is sustainable and we continue to further strengthen our leadership in prestige beauty.  Leveraging the global reach of our diverse and powerful brand portfolio, we plan to continue to focus our efforts and resources in the most promising areas for prestige beauty, including emerging markets, travel retail and digital.  At the same time, we expect to generate further cost savings and improve profitability as we move forward.  While we are positive about our long-term outlook we are cautious of further weakening in certain global markets.  Nonetheless, we are confident in our growth prospects and we are extending our financial goals to fiscal 2015 and raising our operating margin target to 15.5% to 16%.”

The Company’s performance was due to solid overall business, particularly from its largest brands.  The Company reported sales gains in each of its product categories and geographic regions.  Net sales also grew in each major product category within each region.  Sales growth was particularly strong in travel retail and overall in emerging markets, along with solid gains in several developed countries.

During the fiscal year, the Company made substantial progress on its previously stated strategic goals, with a strong improvement in cost of sales as a percentage of net sales.  All product categories and geographic regions benefited from Company-wide efforts to reduce or eliminate non-value added costs.  In connection with the long-term strategic plan and certain ongoing initiatives, the Company realized savings of $145 million during the year.  As a percentage of net sales, advertising, merchandising and sampling expenses increased to support the Company’s biggest innovations, while all other significant operating expenses were lower.  Gross margin expanded 140 basis points and operating margin rose 120 basis points, before restructuring charges.

During the fiscal year, the Company recorded $21.7 million of charges for the impairment of other intangible assets related to the Ojon brand that negatively impacted operating results.  In fiscal 2011, the Company recorded $38.0 million of charges for the impairment of goodwill and other intangible assets primarily related to the Ojon brand.

Full-Year Results by Product Category

	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2012	2011	Reported Basis	Local Currency	2012	2011	Reported Basis

Skin Care	$4,225.2	$3,718.6	14%	13%	$746.7	$595.1	25%
Makeup	3,696.8	3,370.8	10	10	538.0	493.8	9
Fragrance	1,271.0	1,236.0	3	3	100.1	80.7	24
Hair Care	462.4	432.3	7	7	12.2	(9.1)	100 +
Other	60.3	56.9	6	6	(22.1)	(11.7)	(89)
Subtotal	9,715.7	8,814.6	10	10	1,374.9	1,148.8	20
Returns and charges associated with restructuring activities	(2.1)	(4.6)			(63.2)	(59.4)
Total	$9,713.6	$8,810.0	10%	10%	$1,311.7	$1,089.4	20%

Skin Care

•                  The skin care category is a strategic priority for the Company.  The Company gained share in this category during the year in certain countries where its products are sold.  Skin care sales growth was strong, particularly in view of the 15% growth in the prior year.

•                  The Estée Lauder brand had strong sales from the recent launch of Revitalizing Supreme Global Anti-Aging Creme.  Continued growth of Idealist Even Skintone Illuminator, Idealist Cooling Eye Illuminator, Advanced Night Repair Synchronized Recovery Complex and the launch of the reformulated Resilience Lift and Nutritious Vita-Mineral lines of products also contributed incremental sales.

•                  The recent launches of Turnaround Overnight Radiance Moisturizer, Moisture Surge Intense and Repairwear Uplifting Firming Cream from Clinique contributed strong incremental sales.

•                  Strong sales growth from various products from La Mer and Origins also contributed to the category’s growth.

•                  These sales gains were partially offset by lower sales from certain existing products.

•                  Operating income increased sharply, primarily reflecting improved results from higher-margin product launches in certain of the Company’s heritage brands, as well as from higher-end prestige skin care products. These improvements were partially offset by an increase in investment spending to support major launches and existing franchises.

Makeup

•                  Makeup net sales increased double-digits, which built upon the 13% growth in the prior year.

•                  The category’s growth was primarily generated from strong gains in the Company’s makeup artist brands, primarily reflecting new product offerings.

•                  Higher makeup sales reflected the recent launches of Repairwear Laser Focus All-Smooth Makeup and Lid Smoothie Antioxidant 8-Hour Eye Colour from Clinique.  Also from Clinique were higher sales of Even Better Makeup and Chubby Stick Moisturizing Lip Colour balm.

•                  The recent launch of Doublewear Stay-In-Place Makeup and Invisible Fluid Makeup from Estée Lauder contributed increased sales.

•                  Higher sales from Smashbox and the introduction of the Tom Ford Beauty line of cosmetics contributed to the category’s growth.

•                  Lower sales from certain existing products partially offset these sales gains.

•                  Makeup operating income increased, primarily reflecting improved results from the Company’s makeup artist brands.  These results reflect an increase in investment spending to support the Company’s makeup artist brands and certain heritage brands.

Fragrance

•                  Fragrance sales increased in each region, despite the category being up against a prior year comparison of 9%.

•                  Notable increases were generated from the recent launches of Estée Lauder Sensuous Nude, DKNY Golden Delicious, Coach Poppy Flower and pureDKNY Verbena.  Higher fragrance sales from the Tom Ford and Jo Malone luxury brands also contributed incremental sales.

•                  These increases were partially offset by lower sales of certain Estée Lauder and designer fragrances.

•                  The Company estimates that its share in fragrance declined, which reflects its current strategic focus on improving profitability rather than driving sales and share gains.

•                  Fragrance operating income increased 24%, primarily driven by recent product launches, improved cost of goods and a more strategically focused approach to spending as part of the Company’s strategy to improve profitability.

Hair Care

•                  Hair care net sales growth was driven by solid gains from Aveda and Bumble and bumble.  Strong increases at Aveda reflect new product introductions, including the recent successful launch of its Invati line of products, as well as from expanded distribution.

•                  Bumble and bumble sales rose, primarily due to the rollout of its expanded retail and salon distribution in the prior year, as well as from recent product launches, such as Concen-Straight.  Sales declines at Ojon were due, in part, to softness of its business in the direct response television channel.

•                  Hair care operating results increased over 100%, primarily reflecting the higher sales, as well as a lesser amount of goodwill and other intangible asset impairment charges, compared to the prior year related to the Ojon brand.

Full-Year Results by Geographic Region

	Year Ended June 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2012	2011	Reported Basis	Local Currency	2012	2011	Reported Basis

The Americas	$4,101.1	$3,796.3	8%	8%	$288.4	$244.9	18%
Europe, the Middle East & Africa	3,603.2	3,257.6	11	12	746.3	651.9	14
Asia/Pacific	2,011.4	1,760.7	14	11	340.2	252.0	35
Subtotal	9,715.7	8,814.6	10	10	1,374.9	1,148.8	20
Returns and charges associated with restructuring activities	(2.1)	(4.6)			(63.2)	(59.4)
Total	$9,713.6	$8,810.0	10%	10%	$1,311.7	$1,089.4	20%

The Americas

•                  Net sales growth in the region was primarily attributable to strong growth in the United States, which benefited from winning new product offerings.  The improvement also reflects growth from the Company’s heritage and makeup artist brands, as well as increased sales of higher-end prestige skin care products.  Further, growth reflects prestige beauty outpacing mass for the second consecutive year, due in part to the Company’s strong innovations and “High-Touch” service.

•                  The higher sales also reflect double-digit gains in Latin America, which benefited from growth in Brazil, Chile and Mexico.

•                  Sales to North American department stores grew high-single digits and sales of the Company’s products online grew double digits.

•                  Operating income in the Americas increased 18%, reflecting the strong sales gains, which were partially offset by a higher level of strategic spending activities in the current year.   These improvements also reflect the favorable comparison to the prior year, due to a lesser amount of goodwill and other intangible asset impairment charges related to the Ojon brand.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in most countries in the region and in each product category.  Despite economic uncertainties in Europe, the Company continued to generate solid growth in a soft market.

•                  The region’s sales growth improved upon the prior year, when sales grew 14% in constant currency.

•                  The Company’s travel retail business continued to generate strong double-digit net sales growth, resulting from successful product launches, higher global airline passenger traffic and a stronger conversion of travelers into purchasers.

•                  In constant currency, double-digit net sales growth was recorded in a number of areas, led by the Middle East, Germany, France, Italy and Turkey, while solid sales gains were generated in the United Kingdom.  These increases reflect strong demand for the Company’s products, even in relatively soft retail environments.

•                  These increases were partially offset by lower net sales, primarily in Russia and the Balkans.

•                  The Company estimates that it gained share in certain countries within its points of distribution in this region during the year.

•                  Operating income in the region increased, led by strong double-digit gains in travel retail, the Middle East, South Africa and the Company’s distributor business.  Lower results in Russia and France partially offset the overall increase.

Asia/Pacific

•                  Solid local currency sales growth was generated in virtually all the countries in the region, with the strongest gains coming from Hong Kong, China and Thailand, primarily reflecting strong sales of skin care and makeup products.

•                  The region’s sales growth improved upon the prior year, when sales grew 10% in constant currency.

•                  The increases in certain Asian countries were partially offset by lower net sales in Australia, reflecting a challenging retail environment for the Company’s products, as well as in Singapore.

•                  The Company estimates that for the year it gained share in certain countries, including China, within its points of distribution.

•                  In Asia/Pacific, operating income increased 35%, with every country except Singapore posting higher profits.  Hong Kong, China, Japan and Korea reported the largest increases.

Full-Year Cash Flows

•                  For the twelve months ended June 30, 2012, net cash flows provided by operating activities increased 10% to $1,126.7 million, compared with $1,027.0 million in the prior year.

•                  The increase primarily reflected the higher net earnings, as well as a net increase in cash from certain working capital components, partially offset by an unfavorable change in other liabilities.

•                  The Company had eight fewer days of inventory at June 30, 2012, compared to a year ago.

•                  During the fiscal year, the Company used operating cash flows primarily for the repurchase of shares of the Company’s Class A Common Stock and capital expenditures.  Cash on hand was also used for the payment of the annual dividend, which increased 40% over the previous dividend rate.

Fourth Quarter Results

•                  For the three months ended June 30, 2012, the Company reported net sales of $2.25 billion, a 9% increase from $2.06 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 12%.

•                  On a reported basis, as well as in constant currency, net sales grew in each of the Company’s geographic regions and major product categories. Sales also increased in each product category within each region, except fragrance in Asia/Pacific.

•                  The Company’s fourth quarter sales growth reflects mid-single digit gains in the U.S., as well as solid local currency increases in most European countries and double-digit growth in travel retail.  In Asia/Pacific, growth was led by strong double-digit increases in China and Hong Kong.

•                  During the quarter, the Company increased global advertising spending versus the prior-year period to build momentum and gain share.

•                  In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company realized savings of $25 million in the fourth quarter of fiscal 2012.

•                  The Company reported net earnings of $51.2 million for the fourth quarter, a 25% increase from the $41.1 million last year.  Diluted net earnings per common share increased 26% to $.13, compared with $.10 reported in the same prior-year period.

•                  The fiscal 2012 four-quarter results included returns and charges associated with restructuring activities of $24.2 million ($18.0 million after tax), equal to $.04 per diluted common share.

•                  The fiscal 2011 fourth-quarter results included returns and charges associated with restructuring activities of $12.0 million ($8.6 million after tax), equal to $.02 per diluted common share.

•                  Excluding these returns and charges in the fourth quarter of fiscal 2012 and 2011, net sales for the three months ended June 30, 2012 increased 9% to $2.25 billion, net earnings rose 39% to $69.2 million and diluted net earnings per common share rose 41% to $.17, versus a comparable $.12 in the prior-year period.

•                  The fiscal 2012 fourth quarter comparison was favorably impacted by certain events that affected the fiscal 2011 fourth quarter.  These included the natural disaster that occurred in Japan in March 2011 and the acceleration of sales orders from certain retailers that resulted in the shift of sales into the Company’s fiscal 2011 third quarter from its fourth quarter in advance of the Company’s April 2011 implementation of SAP.  The sales shift amounted to approximately $42 million in sales and about $31 million in operating income.  The impact on product categories and geographic regions is as follows:

	Effect on net sales and operating results due to the shift in orders		Excluding the impact of the shift in orders, net sales would have increased/(decreased)
	Three Months Ended June 30, 2012		Three Months Ended June 30, 2012
(Unaudited; Dollars in millions)	Net Sales	Operating Results	Reported Basis	Local Currency
Product Category:
Skin Care	$16	$11	6%	9%
Makeup	17	13	9	12
Fragrance	6	4	6	11
Hair Care	2	2	7	9
Other	1	1	(10)	(6)
Total	$42	$31	7%	10%

Region:
Europe, the Middle East & Africa	$36	$26	6%	13%
Asia/Pacific	6	5	8	8
Total	$42	$31

Outlook for Fiscal 2013 First Quarter and Full Year

The Company has benefited from the strength in global prestige beauty, particularly in North America, China and travel retail. The Company’s growth has outpaced global prestige beauty and should continue to grow faster than the industry.  While the Company’s business is performing well, certain Western European countries, Korea and Australia are seeing increased weakness due to ongoing economic uncertainties and volatility in financial markets.

Separately, the Company is also cautious of macroeconomic factors that may temper the growth trend of the Chinese economy.

Specifically, in the context of its strategy, during fiscal 2013, the Company expects to further improve its gross margin, reflecting favorable pricing and mix, and increase global advertising spending on winning brands, new initiatives, impactful product launches and successful existing products.  The Company’s expected strong performance should enable it to increase year-over-year global advertising, while reducing other major operating expenses, which should lead to improvement in its operating margin.  The increased advertising spend will be financed by fewer promotions, non-value added cost reductions, as well as mix improvements.  The Company believes its successful advertising pull strategy will continue to stimulate and sustain its growth ahead of industry trends.

Additionally, the Company will continue its planned investment behind its strategic modernization initiative, including the rollout of SAP and upgraded capabilities to support its human resources and retail operations, which is part of a broader plan to modernize the Company’s systems and infrastructure.

First Quarter

•                  Net sales are forecasted to increase between 5% and 7% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 4.5% versus the prior-year period.

•                  The Company’s forecasted results will face a difficult comparison to the prior-year period when its sales grew 18%.

•                  Diluted net earnings per common share, including charges associated with restructuring activities and the impact of the early extinguishment of debt, are projected to be $.68 to $.74.

•                  The Company expects to take returns and charges associated with restructuring activities in its fiscal 2013 first quarter of about $2 million.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                  In August 2012, the Company issued $250 million of its 2.35% Senior Notes due 2022 and $250 million of its 3.70% Senior Notes due 2042.  The Company intends to use approximately $250 million of the $495.4 million in net proceeds of the offering to facilitate the redemption of its outstanding 7.75% Senior Notes due 2013 on September 4, 2012, and to use the remaining amounts for general corporate purposes, which may include repayment of outstanding commercial paper as it matures and other indebtedness, acquisitions, working capital, capital expenditures and repurchases of its Class A Common Stock, and to pay transaction fees and expenses related to the offering.  As a result of the redemption, the Company will record in the first quarter of fiscal 2013 a pre-tax charge to earnings of between $18 million and $20 million for the impact of the extinguishment of debt, equal to $.03 per diluted common share.

•                  Diluted net earnings per common share before charges associated with restructuring activities and the impact of the early extinguishment of debt are projected to be $.71 to $.77.

•                  In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company expects to realize savings of between $15 million and $20 million in the first quarter of fiscal 2013.

Full Year

•                  Net sales are forecasted to grow between 6% and 8% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 3.5% versus the prior year.

•                  The Company projects diluted net earnings per share, including charges associated with restructuring activities and the impact of the early extinguishment of debt, to be $2.39 to $2.51.

•                  The Company expects to take returns and charges associated with restructuring activities in fiscal 2013 of about $10 million, equal to approximately $.02 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                  As mentioned above, the impact of the extinguishment of debt is expected to be equal to $.03 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring activities and the impact of the early extinguishment of debt are projected to be $2.44 to $2.56, up 8% to 13%.

•                  The Company’s broad-based growth is expected to continue ahead of the prestige beauty industry.

•                  On a product category basis, in constant currency, hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance.

•                  Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa and the Americas.

•                  In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company expects to realize savings of between $50 million and $75 million during fiscal 2013.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2013 First Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)     increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)     the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)     consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)     destocking and tighter working capital management by retailers;

(5)     the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)     shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)     social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)     changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)     foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)   changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)   shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)   real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)   changes in product mix to products which are less profitable;

(14)   the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)   the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)   consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)   the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)   additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Tom Ford, Coach, Ojon, Smashbox and Ermenegildo Zegna.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30			Year Ended June 30
	2012	2011	Percent	2012	2011	Percent
			Change			Change
Net Sales (A)	$2,251.2	$2,060.6	9%	$9,713.6	$8,810.0	10%
Cost of Sales (A)	441.2	425.1		1,995.8	1,936.9
Gross Profit	1,810.0	1,635.5	11%	7,717.8	6,873.1	12%

Gross Margin	80.4%	79.4%		79.5%	78.0%

Operating expenses:
Selling, general and administrative	1,701.4	1,559.8		6,324.8	5,696.7
Restructuring and other charges (A)	20.4	9.4		59.6	49.0
Goodwill impairment (B)	—	—		—	29.3
Impairment of other intangible assets (C)	15.0	1.7		21.7	8.7
	1,736.8	1,570.9	11%	6,406.1	5,783.7	11%
Operating Expense Margin	77.2%	76.2%		66.0%	65.6%

Operating Income	73.2	64.6	13%	1,311.7	1,089.4	20%

Operating Income Margin	3.2%	3.2%		13.5%	12.4%

Interest expense, net	14.0	15.9		61.1	63.9
Other income (D)	—	—		10.5	—
Earnings before Income Taxes	59.2	48.7	22%	1,261.1	1,025.5	23%

Provision for income taxes	7.0	5.5		400.6	321.7
Net Earnings	52.2	43.2	21%	860.5	703.8	22%

Net earnings attributable to noncontrolling interests	(1.0)	(2.1)		(3.6)	(3.0)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$51.2	$41.1	25%	$856.9	$700.8	22%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.13	$.10	26%	$2.20	$1.78	24%
Diluted	.13	.10	26%	2.16	1.74	24%

Weighted average common shares outstanding:
Basic	389.0	394.0		388.7	394.0
Diluted	397.1	403.0		397.0	402.4

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other charges, inclusive of cumulative charges recorded to date and through the remainder of the Program, totaling between $350 million and $450 million, before taxes. Since the inception of the Program, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.

Restructuring and other charges - Three months ended June 30, 2012 and 2011

For the three months ended June 30, 2012 and 2011, aggregate restructuring charges of $19.4 million and $8.4 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other charges in connection with the implementation of the Program for the three months ended June 30, 2012 and 2011 of $1.0 million and $1.0 million, respectively, primarily related to consulting and other professional services.  For the three months ended June 30, 2012, the Company recorded $2.7 million, reflecting sales returns (less a related cost of sales of

$0.3 million) and a write-off of inventory of $1.4 million associated with exiting unprofitable operations. During the three months ended June 30, 2011, the Company recorded $2.4 million, reflecting sales returns (less a related cost of sales of $0.4 million) and a write-off of inventory of $0.6 million associated with exiting unprofitable operations.

Total charges associated with restructuring activities included in operating income for the three months ended June 30, 2012 and 2011, were $24.2 million and $12.0 million, respectively.

In the fiscal 2012 third quarter, the Company established a provision of approximately $16 million as a result of repositioning certain products due to changes in regulations related to sunscreen products in the United States.  These regulations were subsequently deferred and, accordingly, the Company reversed this provision in the fiscal 2012 fourth quarter.  As the identified products are expected to be sold in the ordinary course of business, the Company does not expect any significant financial impact on existing inventory due to these regulations.

Restructuring and other charges - Year ended June 30, 2012 and 2011

For the year ended June 30, 2012 and 2011, aggregate restructuring charges of $53.6 million and $41.1 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other charges in connection with the implementation of the Program for the year ended June 30, 2012 and 2011 of $6.0 million and $7.9 million, respectively, primarily related to consulting and other professional services.  For the year ended June 30, 2012, the Company recorded $2.1 million, reflecting sales returns (less a related cost of sales of $0.3 million) and a write-off of inventory of $1.8 million associated with exiting unprofitable operations.  During the year ended June 30, 2011, the Company recorded $4.6 million, reflecting sales returns (less a related cost of sales of $1.2 million) and a write-off of inventory of $7.0 million associated with turnaround operations, primarily related to the reformulation of Ojon brand products.

Total charges associated with restructuring activities included in operating income for the year ended June 30, 2012 and 2011, were $63.2 million and $59.4 million, respectively.

(B) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During the third quarter of fiscal 2011, the Company recognized an impairment charge related to the Ojon reporting unit goodwill of $29.3 million.

(C) During the second quarter and fourth quarter of fiscal 2012, the Company recognized impairment charges related to the Ojon trademark of $6.7 million and $3.3 million, respectively.  During the fourth quarter of fiscal 2012, the Company recognized an impairment charge related to the Ojon customer list of $11.7 million.

During the third quarter of fiscal 2011, the Company recorded a trademark impairment charge related to the Ojon reporting unit of $7.0 million.  During the fourth quarter of fiscal 2011, the Company determined that the carrying values of two brand trademarks exceeded their estimated fair values as a result of the planned discontinuation of certain products and recognized an impairment charge of $1.7 million for the remaining carrying values of the related trademarks.

(D) In November 2011, the Company settled a commercial dispute with third parties that was outside its normal operations.  In connection therewith, the Company received a $10.5 million cash payment, which has been classified as other income in the consolidated statement of earnings.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the returns and charges associated with restructuring activities.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30, 2012			Three Months Ended June 30, 2011			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$2,251.2	$2.7	$2,253.9	$2,060.6	$2.4	$2,063.0	9%
Cost of sales	441.2	(1.1)	440.1	425.1	(0.2)	424.9

Gross Profit	1,810.0	3.8	1,813.8	1,635.5	2.6	1,638.1	11%
Gross Margin	80.4%		80.5%	79.4%		79.4%

Operating expenses	1,736.8	(20.4)	1,716.4	1,570.9	(9.4)	1,561.5	10%

Operating Expense Margin	77.2%		76.2%	76.2%		75.7%

Operating Income	73.2	24.2	97.4	64.6	12.0	76.6	27%
Operating Income Margin	3.2%		4.3%	3.2%		3.7%

Provision for income taxes	7.0	6.2	13.2	5.5	3.4	8.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	51.2	18.0	69.2	41.1	8.6	49.7	39%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.13	.04	.17	.10	.02	.12	41%

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Year Ended June 30, 2012			Year Ended June 30, 2011
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$9,713.6	$2.1	$9,715.7	$8,810.0	$4.6	$8,814.6	10%
Cost of sales	1,995.8	(1.5)	1,994.3	1,936.9	(5.8)	1,931.1

Gross Profit	7,717.8	3.6	7,721.4	6,873.1	10.4	6,883.5	12%
Gross Margin	79.5%		79.5%	78.0%		78.1%

Operating expenses	6,406.1	(59.6)	6,346.5	5,783.7	(49.0)	5,734.7	11%

Operating Expense Margin	66.0%		65.3%	65.6%		65.1%

Operating Income	1,311.7	63.2	1,374.9	1,089.4	59.4	1,148.8	20%
Operating Income Margin	13.5%		14.2%	12.4%		13.0%

Provision for income taxes	400.6	19.1	419.7	321.7	17.7	339.4
Net Earnings Attributable to The Estée Lauder Companies Inc.	856.9	44.1	901.0	700.8	41.7	742.5	21%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.16	.11	2.27	1.74	.10	1.85	23%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended June 30		Percent Change		Year Ended June 30		Percent Change
	2012	2011	Reported Basis	Local Currency	2012	2011	Reported Basis	Local Currency
NET SALES
By Region:
The Americas	$950.1	$882.2	8%	9%	$4,101.1	$3,796.3	8%	8%
Europe, the Middle East & Africa	875.1	788.7	11	18	3,603.2	3,257.6	11	12
Asia/Pacific	428.7	392.1	9	10	2,011.4	1,760.7	14	11
Subtotal	2,253.9	2,063.0	9	12	9,715.7	8,814.6	10	10
Returns associated with restructuring activities	(2.7)	(2.4)			(2.1)	(4.6)
Total	$2,251.2	$2,060.6	9%	12%	$9,713.6	$8,810.0	10%	10%

By Product Category:
Skin Care	$967.4	$898.3	8%	11%	$4,225.2	$3,718.6	14%	13%
Makeup	907.4	816.2	11	14	3,696.8	3,370.8	10	10
Fragrance	241.8	221.9	9	14	1,271.0	1,236.0	3	3
Hair Care	127.1	116.2	9	11	462.4	432.3	7	7
Other	10.2	10.4	(2)	2	60.3	56.9	6	6
Subtotal	2,253.9	2,063.0	9	12	9,715.7	8,814.6	10	10
Returns associated with restructuring activities	(2.7)	(2.4)			(2.1)	(4.6)
Total	$2,251.2	$2,060.6	9%	12%	$9,713.6	$8,810.0	10%	10%

OPERATING INCOME (LOSS)
By Region:
The Americas	$(59.4)	$(11.8)	(100 +)%		$288.4	$244.9	18%
Europe, the Middle East & Africa	147.5	95.8	54		746.3	651.9	14
Asia/Pacific	9.3	(7.4)	100 +		340.2	252.0	35
Subtotal	97.4	76.6	27		1,374.9	1,148.8	20
Charges associated with restructuring activities	(24.2)	(12.0)			(63.2)	(59.4)
Total	$73.2	$64.6	13%		$1,311.7	$1,089.4	20%

By Product Category:
Skin Care	$54.5	$47.9	14%		$746.7	$595.1	25%
Makeup	79.7	70.4	13		538.0	493.8	9
Fragrance	(12.9)	(35.0)	63		100.1	80.7	24
Hair Care	(12.8)	0.7	(100)+		12.2	(9.1)	100 +
Other	(11.1)	(7.4)	(50)		(22.1)	(11.7)	(89)
Subtotal	97.4	76.6	27		1,374.9	1,148.8	20
Charges associated with restructuring activities	(24.2)	(12.0)			(63.2)	(59.4)
Total	$73.2	$64.6	13%		$1,311.7	$1,089.4	20%

THE ESTÉE LAUDER COMPANIES INC.

As part of the Company’s strategic modernization initiative, the Company anticipates the continued migration of its operations to SAP-based technologies, with the majority of its locations being enabled through 2014.  As a result, the Company has experienced, and may continue to experience, fluctuations in its net sales and operating results resulting from accelerated orders from certain of its retailers to provide adequate safety stock to mitigate any potential short-term business interruption associated with the SAP rollout.  In particular, approximately $42 million of accelerated orders were recorded as net sales in the fiscal 2011 third quarter that normally would have occurred in the fiscal 2011 fourth quarter.

This action created a favorable comparison between the fiscal 2012 fourth quarter and the fiscal 2011 fourth quarter of approximately $42 million in net sales and approximately $31 million in operating results and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions of the quarterly results in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales and operating results of its business.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended June 30, 2012				Three Months Ended June 30, 2011				% Change
	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	versus Prior Year Before Charges/SAP
Net Sales	$2,251.2	$2.7	$—	$2,253.9	$2,060.6	$2.4	$42.2	$2,105.2	7%
Cost of sales	441.2	(1.1)	—	440.1	425.1	(0.2)	11.4	436.3

Gross Profit	1,810.0	3.8	—	1,813.8	1,635.5	2.6	30.8	1,668.9	9%
Gross Margin	80.4%			80.5%	79.4%			79.3%

Operating expenses	1,736.8	(20.4)	—	1,716.4	1,570.9	(9.4)	—	1,561.5	10%

Operating Expense Margin	77.2%			76.2%	76.2%			74.2%

Operating Income	73.2	24.2	—	97.4	64.6	12.0	30.8	107.4	(9)%
Operating Income Margin	3.2%			4.3%	3.2%			5.1%

Provision for income taxes	7.0	6.2	—	13.2	5.5	3.4	10.5	19.4
Net Earnings Attributable to The Estée Lauder Companies Inc	51.2	18.0	—	69.2	41.1	8.6	20.3	70.0	(1)%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.13	.04	—	.17	.10	.02	.05	.17	0%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	June 30 2012	June 30 2011
ASSETS
Current Assets
Cash and cash equivalents	$1,347.7	$1,253.0
Accounts receivable, net	1,060.3	945.6
Inventory and promotional merchandise, net	983.6	995.6
Prepaid expenses and other current assets	463.5	492.3
Total Current Assets	3,855.1	3,686.5

Property, Plant and Equipment, net net	1,231.8	1,143.1
Other Assets	1,506.1	1,444.3
Total Assets	$6,593.0	$6,273.9

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$219.0	$138.0
Accounts payable	493.8	446.7
Other current liabilities	1,413.0	1,358.6
Total Current Liabilities	2,125.8	1,943.3

Noncurrent Liabilities
Long-term debt	1,069.1	1,080.1
Other noncurrent liabilities	650.6	603.5
Total Noncurrent Liabilities	1,719.7	1,683.6

Total Equity	2,747.5	2,647.0
Total Liabilities and Equity	$6,593.0	$6,273.9

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Year Ended June 30
	2012	2011
Cash Flows from Operating Activities
Net earnings	$860.5	$703.8
Depreciation and amortization	295.8	294.4
Deferred income taxes	(22.1)	(24.5)
Impairment of goodwill and other intangible assets	21.7	38.0
Other items	28.4	48.9
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(178.4)	(124.7)
Increase in inventory and promotional merchandise, net	(41.2)	(95.1)
Increase in other assets, net	(63.1)	(52.5)
Increase in accounts payable and other liabilities	225.1	238.7
Net cash flows provided by operating activities	$1,126.7	$1,027.0

Capital expenditures	$420.7	$351.0
Acquisition of businesses and other intangible assets	7.6	256.1
Repayments and redemption of long-term debt	128.8	16.5
Payments to acquire treasury stock	592.7	396.6
Dividends paid	204.0	148.0

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